                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                        Angeles Income Properties, Ltd. 6
                        ---------------------------------
                            (Name of Subject Company)

                        Angeles Income Properties, Ltd. 6
                       ----------------------------------
                       (Name of Persons Filing Statement)

                            Limited Partnership Units
                         ------------------------------
                         (Title of Class of Securities)

                                      None
                      -------------------------------------
                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
                    ----------------------------------------
                    (Name, address, and telephone numbers of
                      person authorized to receive notices
                       and communications on behalf of the
                            persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the Offer to Purchase of AIMCO Properties, L.P. dated February 8, 2001 (the "Offer") and Letter to Limited Partners dated February 8, 2001 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Angeles Income Properties, Ltd. 6, a California limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Limited partnership units of the Partnership are the subject of the tender offer.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to Schedule TO of AIMCO Properties, L.P. dated February 8, 2001, is incorporated herein by reference.)

         (b) Letter to Limited Partners dated February 8, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated February 8, 2001, is incorporated herein by reference.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2001


                                         ANGELES INCOME PROPERTIES, LTD. 6, a
                                         California limited partnership

                                         By:   ANGELES REALTY CORPORATION II
                                               Its General Partner

                                         By:   /s/ Patrick J. Foye
                                               -------------------------------
                                               Patrick J. Foye
                                               Executive Vice President

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
    (a)        Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to
               Schedule TO of AIMCO Properties, L.P. dated February 8, 2001, is incorporated herein by reference.)

    (b)        Letter to Limited Partners dated February 8, 2001 (Exhibit 4 to
               Schedule TO of AIMCO Properties, L.P. dated February 8, 2001, is incorporated herein by reference.)